EXHIBIT 99.2
For details contact:
Larry Thede
Phone (720)283-2450
E-mail: ir@udrt.com
www.udrt.com
PRESS RELEASE
For Immediate Release
UNITED DOMINION REALTY TRUST INCREASES COMMON STOCK
DIVIDEND FOR 30TH CONSECUTIVE YEAR
RICHMOND, VA. (February 14, 2006) United Dominion Realty Trust, Inc. (NYSE: UDR) today announced that its Board of Directors has approved a 4.2% increase in its annual common stock dividend for 2006 to $1.25 per share. This is the Company’s 30th consecutive year of dividend increases. Their track record of continuous dividend payments transcends 132 quarters.
“Our record of 30 consecutive annual dividend increases demonstrates our commitment to share our success with our shareholders,” stated Thomas W. Toomey, President and Chief Executive Officer. “This year’s increase is the largest in over eight years, reflecting our strong operating results and strengthening prospects for the future. Clearly our strategy of creating value through focused operating performance, improved portfolio quality and disciplined capital management continues to succeed. Since we began operations in 1972, dividend payments combined with share price appreciation have delivered a total annualized return to shareholders of over 17%.”
About United Dominion Realty Trust, Inc.
United Dominion is the fourth largest apartment REIT, owning and operating apartment communities nationwide. The Company has raised the dividend each of the last 30 years. United Dominion is included in the S&P MidCap 400 Index. At December 31, 2005, the Company owned 74,875 apartment homes and had 1,335 homes under development. Additional information about United Dominion may be found on its Web site at www.udrt.com.
Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, difficulties in selling existing apartment communities, and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof. The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

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